Exhibit 99.1

Touchpoint Group Holdings Announces Transformational
Acquisition of World Championship Air Race

Event expected to generate revenue over $60 million in 2022

MIAMI, Florida – September 20, 2021 — Touchpoint Group Holdings, Inc. (OTCQB: TGHI), a media and digital technology holding company, today announced that it has acquired the World Championship Air Race (WCAR) through an asset purchase agreement. Management and all key operational staff for the WCAR will join Touchpoint’s wholly owned subsidiary, Air Race Limited (Company), under long-term agreements. In addition, all key supplier, participating host city and participating team contracts will be assumed by the Company.

WCAR is a race format developed by Red Bull as the Red Bull Air Race. The Red Bull Air Race was founded in 2003 and has hosted 94 championship series races around the globe. It has attracted viewers in 187 countries and has been broadcast to an audience of over 230 million viewers with over 2.3 billion media impressions worldwide in its most recent season. It is the largest live spectator sports event in the world attracting over 1 million spectators to a single air race on multiple occasions in cities such as Porto and Barcelona.

Touchpoint plans to utilize its expertise in audience engagement through its application development to enhance the audience’s experience, while at the same time creating new revenue generating verticles for the races.

The World Championship Air Race will build on the significant legacy that the Red Bull Air Race leaves behind, and is well positioned to deliver one of the world’s most thrilling and pioneering global sporting events – focused on future tech, innovation, clean energy and spectator experience. A video overview of the Air Race is available here.

The season opener is scheduled to take place in March 2022 and there are 8 races scheduled to take place through the remainder of the 2022 season at iconic locations in Egypt, Greece, Portugal, United Kingdom, Russia, Indonesia and the Middle East. Twelve Elite Race Teams have already signed-up for the 2022, 2023 and 2024 race seasons, with twelve further challenger pilots competing in the new second tier Aero Series – including some of the latest and greatest graduates of the Air Race Academy. Red Bull maintains its interest in the Air Race with continued sponsorship of former World Champion Martin Sonka in the Elite series.

WCAR was developed to push the boundaries of modern air racing, by delivering a platform that supports and showcases the latest technological developments in green power and advanced aerial mobility. New race categories to be introduced include electric powered aircraft, EVTOL (vertical take off and landing) and JetPacks. Led by Willie Cruickshank as Race Series Director, the core Company team comes with enormous knowledge and experience, having all been instrumental in the development and running of the Red Bull Air Race. A former Royal Air Force pilot, Willie previously served as Head of Aviation and Sport for Red Bull.

Mark White, CEO of Touchpoint, commented, “We are extremely excited to announce this transformative acquisition of the WCAR following our recent partnership to support Air Race through our Touchpoint App.  The enormous potential of this event was immediately evident to us, given Air Race’s exceptional legacy.  As such, we’re excited to take the reigns in order to help develop the Series proposition further, making the international events and racing even more captivating and experiential for fans and spectators than ever before. This acquisition is poised to drive value for both our shareholders and the global sporting community. In 2022 alone, we expect to generate over $60 million of high margin revenue through ticket sales, subscriptions, merchandising, event hosting fees, gamification, sponsorships and more.  This event is a perfect complement to our Touchpoint App, which is designed to maximize fan engagement.  This transaction also brings us one step closer to our goal of listing on a national U.S. stock exchange.  This is just the first step in a long journey for Air Race, and we look forward to providing a number of exciting updates.”

Willie Cruickshank, Race Series Director for World Championship Air Race Limited, commented, “We are delighted to partner with Touchpoint Group Holdings, which provides us the platform and an exceptional senior management team to help us execute on our upcoming plans. After spending most of my life in the cockpit, it is clear that the future of the air mobility needs to be based on innovative, green energy solutions and eVTOL technology must be prioritized. Working with our Air Race Technology Partners, this global sporting series will rapidly adopt and showcase innovations at the cutting edge of aviation technology as the air mobility sector transforms over the coming years. As Race Series Director, I will be driving the series to champion, promote and provide brands and companies with an R&D platform to develop future tech and innovation. In addition, we look forward to leveraging the Touchpoint App to promote fan engagement, through live streaming of events, merchandising, ticketing and so much more to fully monetize this exciting opportunity.”

In addition to Mr. Cruikshank, other core members of the Air Race Team joining the Company, all with experience overseeing the former Red Bull Air Race, include: Matthias Cirko, International Event Logistics Manager; Linn Tremmel, Marketing & Brand Manager; Wolfgang Wope Peschman, Technical Event Production Manager; Adel Abouelfotouh, Host City Manager; Tadeja Hanzekovic, Race Teams Manager; Peggy Walentin, Head Of Aviation; and Robert Grobi Weise, Event Production.

Additional details on the transaction are available in the Company’s Form 8-K, which has been filed with the Securities & Exchange Commission.

About Touchpoint Group Holdings.

Touchpoint Group Holdings Inc. is a media and digital technology acquisition and software company. For more information, see http://touchpointgh.com/.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
tghi@crescendo-ir.com